Exhibit 10.37
Motorola Long Range Incentive Plan (LRIP) of 2006
(As Amended and Restated as of January 30, 2008)
Overview
The Plan is being implemented pursuant to the terms and conditions of the Omnibus Plan.
Eligibility
As recommended by the Chief Executive Officer and approved by the Committee, Officers of the Company shall be eligible to participate in the Plan. The Chief Executive Officer and the Chief Operating Officer (if any) are also eligible to participate as approved by the Committee. No employee who is not an Officer shall be eligible to participate in the Plan.
Participation
Generally, Officers who become eligible to participate during the first three months of a multi-year performance cycle will participate in the full performance cycle. Officers who become eligible to participate after the first three months of a performance cycle will participate in the performance cycle on a pro rata basis, except that Officers who become eligible to participate during the last three months of a performance cycle will not be eligible to participate in the performance cycle.
Participants who lose their eligibility to participate as a result of the lapse of status as an Officer after the first three months of a performance cycle will participate in the performance cycle on a pro rata basis if they continue to be employed with the Company through the last day of the performance cycle. Participants who lose their eligibility to participate in the first three months of a performance cycle will not be eligible to participate in the performance cycle.
Pro rata awards will be determined on the basis of the number of completed months of employment as an Officer during which the participant is actually working within the performance cycle.

Performance Cycle
The Plan is based upon multi-year performance cycles selected by the Committee with an initial three-year performance cycle beginning on January 1, 2006.
Performance Measures
Performance measures for each cycle will be determined by the Committee based on improvement in Economic Profit and Sales Growth during each multi-year performance cycle.
Performance measures may apply to performance in each year in the performance cycle, to cumulative performance during the entire performance cycle, or a combination of both. If performance measures are applied to performance in each year in the performance cycle, performance to target for each year shall be divided by the number of years in the performance cycle and added together to determine the award for the entire performance cycle.
Awards will be subject to Committee discretion, up to and including complete forfeiture, if the Company’s Total Shareholder Return for the entire performance cycle is not positive.
Awards may be subject to partial or complete forfeiture if the Company’s Total Shareholder Return for the performance cycle does not meet or exceed the 55th percentile Total Shareholder Return for the performance cycle for a defined comparator group identified by the Committee.
Participants’ Target & Maximum Award
A participant’s target award is established at the commencement of a performance cycle based on a percentage of the participant’s base pay rate in effect at that time. If performance measures are applied to performance in each year in the performance cycle, the target award for a Covered Employee for any succeeding year will be adjusted at the commencement of the next year in the performance cycle.
A participant’s maximum earned award will be two times his/her target award.

The Payout Process
•	All earned awards will be paid in cash or Company stock, as determined by the Committee in its discretion. To the extent awards are paid in Company stock, the number of shares of stock earned by a participant shall be determined by dividing the amount of the award earned during the performance cycle by the Certification Date Value. The shares will be issued under, and subject to the limitations of, the Omnibus Plan or such other shareholder-approved Company equity-based incentive plan as designated by the Committee.

•	The Chief Executive Officer may adjust the amount of the payment to be made pursuant to this Plan to any other participant at any time prior to payment as a result of the participant’s performance during the performance cycle; provided, however, that any such adjustment may not result in a payment to the participant in excess of the participant’s maximum award under the Plan and any such adjustment to a payment to a member of the Senior Leadership Team will be subject to the approval of the Committee.

•	The Committee may reduce the amount of the payment to be made pursuant to this Plan to any participant who is or may be a Covered Employee at any time prior to payment as a result of the participant’s performance during the performance cycle.

•	If the Committee determines, in its sole discretion, that a participant has willfully engaged in any activity at any time, prior to the payment of an award, that the Committee determines was, is, or will be harmful to the Company, the participant will forfeit any unpaid award.

•	The Company shall have the right to satisfy all federal, state and local withholding tax requirements with respect to the award earned by reducing either (1) the cash paid (in the vent of a cash payment) by the amount of withholding or (2) the number of earned shares (in the event of a stock payment) by the number of shares determined by dividing the amount of withholding required by the Certification Date Value.

•	Payments will be made as soon as administratively practicable following the close of a performance cycle. A participant has no right to any award until that award is paid.
Situations Affecting The Plan
»	Change in Employment
•	Generally, a participant will be eligible for payment of an earned award only if employment continues through the last day of the performance cycle.

•	Because employee retention is an important objective of this Plan and awards do not bear a precise relationship to time worked within the calendar year or length of service with the Company, Participants who separate from employment prior to the end of the performance cycle (for reasons other than death, Total and Permanent Disability or Retirement) shall not receive any award attributable to that performance cycle.

•	Pro rata awards may be possible, however, depending upon the type of employment termination. In the event a participant (i) remains on payroll as an active employee at the end of a performance cycle, but is not actually working, whether or not on a leave of absence, (ii) Retires, dies or incurs a Total and Permanent Disability prior to the end of the performance cycle while actively employed or on a leave of absence, the participant will be entitled to a pro rata award based on the number of completed months of employment within the performance cycle in which the participant was actually working as an Officer, provided that the participant is otherwise eligible for an award. The table below summarizes how earned awards will generally be prorated in accordance with the type of employment termination:

If employment terminates due to...	The earned award will be...
Death	Pro rated based on the number of completed months of employment within the performance cycle.

Total and Permanent Disability	Pro rated based on the number of completed months of employment within the performance cycle.

Retirement (in all countries other than member states or acceding countries of the European Union)	Pro rated based on the number of completed months of employment within the performance cycle.

Termination of Employment Because of Serious Misconduct	Forfeited.

Change in Employment in Connection with a Divestiture	Forfeited.

Termination of Employment for any Other Reason than Described Above	Forfeited.

For purposes of determining a prorated payout, completed months of employment will include only those months in which the participant is actually working and is an Officer.
A prorated payout will be based on final performance results and paid as soon as administratively practicable after the end of a performance cycle.

•	In the event a participant is reclassified from a higher Officer level to a lower Officer level (i.e., from Executive Vice President to either Senior Vice President or Corporate Vice President or from Senior Vice President to Corporate Vice President), the participant’s target award will be recalculated to reflect (a) the higher target award for the actual number of months completed within the performance cycle while employed in the higher Officer level and (b) the lower target award level for the actual number of months completed within the performance cycle while employed in the lower Officer level.

•	In the event a participant (other than a Covered Employee) is reclassified from a lower Officer level to a higher Officer level (i.e., from Corporate Vice President to Senior Vice President or Executive Vice President or from Senior Vice President to Executive Vice President), the participant’s target award will be recalculated to reflect (a) the lower target award level for the actual number of months completed within the performance cycle while employed in the lower Officer level and (b) the higher target award for the actual number of months completed within the performance cycle while employed in the higher Officer level.
»	Change in Control

If the Company undergoes a Change in Control as defined in the Omnibus Plan, the treatment of outstanding awards under this Plan shall be determined by the terms of the Omnibus Plan in effect at the time of the commencement of the performance cycle.
Reservation And Retention Of Company Rights
•	The selection of any employee for participation in the Plan will not give that participant any right to be retained in the employ of the Company.

•	The Committee’s decision to make an award in no way implies that similar awards may be granted in the future.

•	Anyone claiming a benefit under the Plan will not have any right to or interest in any awards unless and until all terms, conditions, and provisions of Plan that affect that person have been fulfilled as specified herein.

•	No employee will at any time have a right to be selected for participation in a future performance period for any fiscal year, despite having been selected for participation in a previous performance period.
Administration
It is expressly understood that the Committee has the discretionary authority to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, all of which will be binding upon the participant.

General Provisions
•	Award opportunities may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

•	To the extent permitted by law, amounts paid under the Plan will not be considered to be compensation for purposes of any benefit plan or program maintained by the Company.

•	All obligations of the Company under the Plan with respect to payout of awards, and the corresponding rights granted thereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other acquisition of all or substantially all of the business and/or assets of the Company.

•	Effective as of January 1, 2008, all awards to Covered Persons are subject to the terms and conditions of the Recoupment Policy. The Recoupment Policy provides for determinations by the Company’s independent directors of a Policy Restatement. In the event of a Policy Restatement, the Company’s independent directors may require, among other things, reimbursement of the gross amount of any bonus or incentive compensation paid to the Covered Person hereunder on or after January 1, 2008, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon the Covered Person. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company.

•	In the event that any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

•	No participant or beneficiary will have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under the Plan, such right will be no greater than the right of any unsecured general creditor of the Company.

•	This Plan constitutes a legal document which governs all matters involved with its interpretation and administration and supersedes any writing or representation inconsistent with its terms.

Definitions
Certification Date Value: the closing price of one share of Motorola common stock on the New York Stock Exchange on the day before the date on which the Committee certifies the amount of the award earned.
Company: Motorola, Inc. and its Subsidiaries.
Committee: the Compensation and Leadership Committee of the Board of Directors.
Covered Employee: a covered employee within the meaning of Section 162(m)(3) of the Internal Revenue Code.
Covered Persons: officers (as such term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) of the Company.
Divestiture: the sale, lease, outsourcing arrangement, spin-off or similar transaction wherein a Subsidiary is sold or whose shares are distributed to the Motorola stockholders, or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Company or a Subsidiary.
Economic Profit: the Company’s Net Operating Profit After Tax less a charge for cost of capital (determined by the Committee, in its discretion).
Net Operating Profit After Tax: for each year during a performance cycle, the Company’s Net Operating Profit After Tax shall be determined in accordance with Generally Accepted Accounting Principles but shall exclude the effect of all acquisitions with a purchase price of $250 million or more, all gains or losses on the sale of a business, any asset impairment equal to $100 million or more, and any other special items designated by the Committee.
Omnibus Plan: the Motorola Omnibus Incentive Plan of 2003, or any successor plan.

Officers: Corporate, Senior and Executive Vice Presidents of the Company.
Plan: the Motorola Long Range Incentive Plan (LRIP) of 2006.
Policy Restatement: a restatement of the Company’s financial results caused by the intentional misconduct of a Covered Person.
Recoupment Policy: the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as it may be amended from time to time.
Retire or Retirement: shall only apply in countries other than member states or acceding countries of the European Union and shall mean retirement from Motorola or a Subsidiary as follows:
(i)	Retiring at or after age 55 with 20 years of service;

(ii)	Retiring at or after age 60 with 10 years of service;

(iii)	Retiring at or after age 65, without regard to years of service; or

(iv)	Retiring with any other combination of age and service, at the discretion of the Committee.
Years of service will be based on the participant’s Service Club Date.
Sales Growth: calculated as the year-over-year percentage increase in net sales. Net sales shall be determined in accordance with Generally Accepted Accounting Principles but shall exclude the effect of all acquisitions with a purchase price of $250 million or more, all gains or losses on the sale of a business, any asset impairment equal to $100 million or more, and any other special items designated by the Committee.
Subsidiary: an entity of which Motorola owns directly or indirectly at least 50% and that Motorola consolidates for financial reporting purposes.

Serious Misconduct: any misconduct that is a ground for termination under the Motorola Code of Business Conduct, or human resources policies, or other written policies or procedures.
Total and Permanent Disability: for (a) U.S. employees, entitlement to long-term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan and (b) non-U.S. employees, as established by applicable Motorola policy or as required by local regulations.
Total Shareholder Return or TSR: for the Company stock or for a comparator company shall be calculated as follows:

Ending share price
200-day average through last day of cycle
+	Value of reinvested dividends

=	Total ending value
–	Beginning share price
200-day average through first day of cycle

=	Total value created
÷	Beginning share price
200-day average through first day of cycle

=	Total shareholder return
If a term is used but not defined, it has the meaning given such term in the Omnibus Plan.

Amendment, Modification, And Termination
Except as expressly provided by law, this Plan is provided at the Company’s sole discretion and the Committee may modify or terminate it at any time, prospectively or retroactively, without notice or obligation for any reason; provided, however, that no such action may adversely affect a participant’s rights under the Plan subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced. In addition, there is no obligation to extend the Plan or establish a replacement plan in subsequent years.
Applicable Law
To the extent not preempted by federal law, or otherwise provided by local law, the Plan will be construed in accordance with, and governed by, the laws of the state of Illinois without regard to any state’s conflicts of laws principles. Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.